EXHIBIT 10.2
                                                                    ------------

                             JOINT VENTURE CONTRACT

                                    BETWEEN

                 DIYING (TIANJIN) MINING SCIENCE AND TECHNOLOGY
                             DEVELOPMENT CO., LTD.

                                      AND

                               EMPIRE GOLD CORP.



                            FOR THE ESTABLISHMENT OF
                      EMPIRE (TIANJIN) RESOURCES CO., LTD.



                            DATE: November 21, 2006


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                               TABLE OF CONTENTS

PRELIMINARY STATEMENT........................................................  1

Article 1  Parties to the Contract...........................................  1
Article 2  Definitions.......................................................  2
Article 3  Establishment and Legal Form of the CJV...........................  4
Article 4  Purpose, Scope of Business and Phases of Activity.................  5
Article 5  Total Amount of Investment and Registered Capital.................  5
Article 6  Responsibilities of the Parties, Mutual Representations,
           Warranties and Undertakings.......................................  8
Article 7  Exploration Activities and Related Issues......................... 10
Article 8  Transfers of Interests in CJV..................................... 11
Article 9  Sales of CJV Products............................................. 13
Article 10 Board of Directors and Supervisor................................. 13
Article 11 Management Organization........................................... 15
Article 12 Conduct of Operations............................................. 16
Article 13 Purchase and Supply of Materials, Equipment and Services.......... 17
Article 14 Labour Management................................................. 17
Article 15 Financial Affairs and Accounting; Distribution of Profits......... 18
Article 16 Taxation and Insurance............................................ 19
Article 17 Confidentiality................................................... 20
Article 18 Contract Term..................................................... 21
Article 19 Termination, Buyout and Liquidation............................... 21
Article 20 Breach of Contract................................................ 24
Article 21 Non-Competition................................................... 24
Article 22 Force Majeure..................................................... 24
Article 23 Settlement of Disputes............................................ 25
Article 24 Applicable Law.................................................... 25
Article 25 Miscellaneous Provisions.......................................... 26

Appendix 2 Initially Recommended Exploration Licenses in the
           Cooperation Area.................................................. 30

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                             JOINT VENTURE CONTRACT

THIS CONTRACT is entered into on November 21, 2006 between Diying (Tianjin) Mining Science and Technology Development Co., Ltd. China ("Party A") and Empire Gold Corp., USA ("Party B"). The Parties agree to invest and establish Empire (Tianjin) Resources Co., Ltd. (the "CJV") in Tianjin, China.

The Parties agree as follows:

                              PRELIMINARY STATEMENT

Taking into consideration that:


A. All mineral resources within the territory of the People's Republic of China (hereafter referred to as "China" or "PRC") are owned by the State of the People's Republic of China.

B. The Government of Tianjin encourages the establishment of Sino-Foreign cooperative enterprises in Tianjin.

C. Party A holds geological information of the mineral resources in the defined Cooperation Areas as shown in Appendix 1 and exploration experience.

D. Part A possesses exploration rights in the Cooperation Area. Part A has been authorized to solely use the mineral resources exploration licenses in the Cooperation Area.

E. Party A and Party B wish to form a Sino-Foreign joint venture enterprise for further mineral explorations in the defined Cooperation Area.

F. Party B is willing to cooperate with Party A in carrying out mineral resource exploration and development, and both Party A and Party B are willing to invest jointly, share the risk, and share exploration/development results within a certain geographical area.

G. Party A and Party B, after friendly consultation conducted on the basis of equality and mutual benefit, have agreed, in accordance with China's laws, regulations and relevant rules, to enter into this Contract which both Parties hereby shall abide by.



                      Article 1   Parties to the Contract

1.1  The Parties to this Contract are:

     (1) Party A: Diying (Tianjin) Mining Science and Technology Development Co., Ltd. registered under the laws of the PRC with its legal address at 4, 8th Road, Dazhigu, Hedong District, Tianjin, China.

          Legal Representative Person of Party A:
          Name: Haifeng Yu
          Position: Chairman
          Nationality: Chinese

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     (2)  Party B: Empire Gold Corp., a company duly registered under the laws of the United States of America with its legal address at 410 Park Avenue, 15th Floor, New York, NY, USA

          Legal Representative Person of Party B:
          Name: Pinchas Althaus
          Position: Chief Executive Officer
          Nationality: Australian


     1.2  Change of Legal Representative Person

          Each Party shall have the right to change its legal representative and if a change occurs such Party is obligated to notify the other Party by written notification of the name, position, nationality and limits of rights of its new legal or authorized representative. One Party shall reimburse the other Party for direct losses the other Party incurs as a result of one Party not notifying the other Party in a timely manner of a change of its legal representative person.


                            Article 2   Definitions

Unless otherwise provided herein, the following words and terms used in this Contract shall have the meanings set forth

2.1 "Affiliate" means, in relation to a Party, any superior enterprise or department ,of such Party and any enterprise or other entity which is directly or indirectly subordinate to, or controlled by, such Party or the department-in-charge of such Party; the term "control" meaning ownership of fifty percent (50%) or more of the registered capital or voting stock, or the power to appoint the General Manager, factory chief or other principal person in charge of an enterprise or other entity.

2.2 "Articles of Association" means the Articles of Association of the CJV signed by Party A and Party B and approved by the Examination and Approval Authority simultaneously with this Contract.

2.3  "Board of Directors" means the board of directors of the CJV.

2.4 "Budget" means a detailed estimate and schedule of all costs to be incurred pursuant to a Program to be implemented by the CJV approved by the Board of Directors in accordance with this Contract.

2.5 "Budget Period" means one year unless otherwise determined by the Board of Directors.

2.6 "Business Day" means a day other than Saturday, Sunday or statutory holiday in China or USA.

2.7 "Business License" means the business license of the CJV issued by the China State Administration for Industry and Commerce or its authorized local administration for industry and commerce.

2.8 "CFO" means the chief financial officer of the CJV.

2.9 "Contract" means this joint venture contract entered into between Diying (Tianjin) Mining Science and Technology Development Co., Ltd. and Empire Gold Corp. on December 8, 2006.

2.10 "Contract Term" means the term of this Contract as set forth in this Contract.

2.11 "CJV" means Empire (Tianjin) Resources Co., Ltd.


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2.12 "Cooperation Areas" means the areas located in Inner Mongolia Autonomous
     Region as shown in Appendix 1, which are selected by the CJV as well as other areas where the CJV may agree to choose for exploration in the future.

2.13 "Cooperation Area Licenses" means those Exploration Licenses, including those preliminarily suggested by Party A to transfer to the CJV listed in Appendix 2, in the Cooperation Area; including those issued in substitution or replacement thereof; and obtained by CJV in the future.

2.14 "Costs" means all costs, expenses, charges and outlays, direct and indirect, made or incurred by or on behalf of the CJV or General Manager in respect of operations of the CJV from the date of execution of this Contract including, without limiting the generality of the foregoing, all field office costs, costs of Exploration, permitting, Development and Mining, which costs shall include the salaries, benefits and travel expenses of persons engaged in operations of the CJV.

2.15 "Development" means all preparation for the removal from the ground and recovery of Products, including the preparation of feasibility studies, researching and perfecting titles to mining permits, engineering, permitting, construction, installation or purchase of plant and infrastructure, leach pads, a mill or processing plant or any other facilities to be used for the mining, transporting, handling, milling, processing or other beneficiation of Products.

2.16 "Effective Date" means the effective date of this Contract, which shall be the date on which this Contract and the Articles of Association have been approved and the certificate has been issued by the Examination and Approval Authority.

2.17 "Examination and Approval Authority" means the government department or agency authorized under the China State Council rules regarding the examination and approval of foreign investment projects to examine and approve this Contract and the Articles of Association.

2.18 "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Minerals, including prospecting, trenching, drilling, sampling, surveying, metallurgical testing, metallurgical and economic pre-feasibility studies, environmental impact studies, researching and perfecting titles to use land and Exploration License

2.19 "Mineral Resources Exploration Licenses" means validly issued documents that give all rights to conduct Exploration for Minerals and other such rights granted by the Permit Issuing Authority.


2.20 "General Manager" and "Deputy General Managers" mean the general manager and the deputy general manager of the CJV respectively.

2.21 "Management Personnel" means the CJV's General Manager, Deputy General Managers and other management personnel who report directly to the General Manager.

2.22 "Minerals" means all metals and minerals.

2.23 "Mineral Resources Data" means all geological, geochemical and geophysical data and prospecting data, survey results, drill logs, assays, access to drill core samples and other resources of like nature concerning activities within the Cooperation Area.

2.24 "Mining" means all activities to recover Products, including the mining, extracting, producing, handling, treating, heap leaching, milling,


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     beneficiation or other processing of Minerals including the production of refinable concentrates, regardless of the method, and all operating and reclamation activities.

2.25 "Mining Licenses" means validly issued documents that give all rights to conduct Mining for Minerals within the Cooperation Area and other such rights granted by the Permit Issuing Authority.

2.26 "Other Entity" means any natural person, legal person or other organization, enterprise or entity other than Party A and Party B.

2.27 "Participation Ratio" of each Party means, among other things, its share in distributions of profits and in the distribution of proceeds of liquidation in accordance with this Contract. The Participation Ratio in the CJV of Party A and of Party B shall be determined in accordance with this Contract.

2.28 "Party A" means Diying (Tianjin) Mining Science and Technology Development Co., Ltd.

2.29 "Party B" means Empire Gold Corp.

2.30 "Parties" means Diying (Tianjin) Mining Science and Technology Development Co., Ltd. and Empire Gold Corp.

2.31 "Third Party" means parties unrelated to Party A or Party B or any of either affiliates or representatives of Party A or Party B.

2.32 "Permit Issuing Authority" means the Ministry of Land and Resources of China or the Departments of Land and Resources of various provinces, autonomous districts, district governments and municipalities directly under the Central Government.

2.33 "Phase 1" and "Phase 2", mean the first and second phases, respectively, of the activities of the CJV as more particularly described in Article 4.3.

2.34 "Products" means all Minerals produced from Mining Licenses or other rights owned by the CJV, including all concentrates and other products produced therefrom.

2.35 "Program" means a reasonably detailed description of operations to be conducted and objectives to be accomplished by the CJV for a Budget Period, approved by the Board of Directors in accordance with this Contract.

2.36 "Three Funds" means the CJV's reserve fund, expansion fund and employee bonus and welfare fund as required to be established in accordance with applicable regulations in China.


              Article 3   Establishment and Legal Form of the CJV

3.1 The Parties hereby agree to establish the CJV in accordance with the relevant laws and regulations of China and the provisions of this Contract.

3.2 The Parties shall have the Cooperation Area Licenses and its Mineral Data appraised by an independent evaluation agency jointly selected by the Parties to determine the value the mineral rights, if it is required under the rules and regulations.

3.3  The CJV shall commence operations upon the issuance of its Business
     License.

3.4 The name of the CJV shall be "[CHINESE NAME IN SCRIPT]" in Chinese and "Empire (Tianjin) Resources Co., Ltd." in English. The legal address of the CJV shall be 4, 8th Road, Dazhigu, Hedong District, Tianjin, China.


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3.5  The CJV may establish branch offices with the consent of the Board of
     Directors and approval from the relevant governmental authorities in China.

3.6 The CJV shall be an enterprise legal person registered and formed by Party A and Party B pursuant to this Contract and in accordance with the laws of China. The activities of the CJV shall comply with the provisions of the laws, decrees and regulations of China, and its lawful rights and interests shall be protected by the laws of China.

3.7 The CJV shall be a limited liability company. The liability of each Party to the CJV shall be limited to contributing to the CJV's registered capital in accordance with Article 5. Creditors of the CJV shall have recourse only to the assets of the CJV and shall not be entitled to compensation, damages or other remedies from any of the Parties.


         Article 4   Purpose, Scope of Business and Phases of Activity

4.1 The purpose of the CJV is to provide the consultation services for Exploration, Development and Mining activities in China in order to obtain satisfactory economic benefits for the Parties.

4.2 The CJV's scope of business shall be exploration and development of metals and other mineral products and providing mining and exploration consultation services.

4.3 Any of the exploration, mining and development activities of the CJV shall be based on obtaining the related exploration licenses or mining licenses by law. Valuation of the exploration or mining licenses should be based on the appraisal results conducted by mutually recognized appraisal agencies.

4.4 The operation of the CJV shall be divided into two phases; the total investment amount to the CJV in Phase I will be US$ 1,430,000, as planned by both Parties.

     (1) Phase 1: During Phase 1, Party A shall contribute US$300,000 to the registered capital of the CJV, obtaining 30% equity interest in the registered capital of the CJV; Party B shall contribute US$700,000 to the registered capital of the CJV, obtaining 70% equity interest in the registered capital of the CJV; and

     (2) Phase 2: After the completion of Phase 1, the Parties may, based on the business demand of the CJV, increase the registered capital of the CJV in accordance with this Contract.


         Article 5   Total Amount of Investment and Registered Capital

5.1 The total investment in the CJV is planned to be US$1,430,000 and the CJV's registered capital shall be US$l,000,000.

5.2 The contribution to the registered capital of the CJV by Party A shall be US$300,000, representing 30% equity interest in the registered capital of the CJV.

          After the Contract is signed, Party A shall provide copies of the exploration licenses listed in Appendix :2 and related information. CJV shall carry out assessment and selections and determine the final



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          exploration areas based on these known relevant materials and information as well as other mineral resources information held by Party A. If Party A owns exploration licenses in the finalized areas, the licenses shall be transferred to the CJV in the manner of transfer to be discussed and determined by the Parties, and the values of such transfers shall be considered as parts of Part A's registered capital contribution, and if the accumulative values of such license transfers exceed the total amount of Party A's registered capital contribution. the exceeding portion of the license transfer value shall be accounted as the increase of Party A's capital contributions.


          The contribution to the registered capital of the CJV by Party B shall be US$700,000, representing 70% equity interest in the registered capital of the CJV. The Parties confirm that Party B may provide pre-operational funding for preparatory activities in connection with the establishment of the CJV, including certain preliminary exploration within the Cooperation Area, which expenses are the responsibility of the CJV. Party B shall be reimbursed by the CJV for such expenses incurred on behalf of the CJV within thirty (30) days of authorization by the Board of Directors of the CJV, but in any event not later than sixty (60) days after the issuance of the Business License.

5.3 (1) During Phase 1 the Parties shall make their contributions to registered capital in accordance with the schedule set forth in 5.3(2) of this Article.

     (2)  The schedule for capital contributions is as follows:

          (i) Party A's contributions schedule to the registered capital of the CJV shall be:

               (A) The amount of Chinese RMB equivalent to US$150,000 to be contributed within three (3) months after the issuance of the Business License of the CJV; and

               (B) The amount of Chinese RMB equivalent to US$150,000 to be contributed within one (1) years after the issuance of the Business License of the CJV.

          (ii) Party B's contributions schedule to the registered capital of the CJV shall be:

               (A) US$350,000 to be contributed within three (3) months after the issuance of the Business License of the CJV; and

               (B) US$350,000 to be contributed within one (1) years after the issuance of the Business License of the CJV.

     (3) Notwithstanding the above clause, Party B may, at its sole discretion, elect to make contributions to the capital of the CJV in advance of the dates specified in this Article, provided that during Phase 1 Party B shall contribute sufficient funds on an annual basis to the CJV to allow it to undertake the minimum exploration expenditures on the Cooperation Area Licenses as required by laws.

     (1) Each time a Party makes a contribution to the CJV's registered capital, a Chinese registered accountant engaged by the Board of Directors of CJV shall verify the contribution and issue a capital verification report to the CJV on an annual basis. Within thirty (30) days from receipt of the capital verification report, the CJV shall issue an investment certificate to such Party in the form prescribed


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          by the applicable regulations in China, signed by the Chairman and the
          Vice-Chairman of the Board and chopped with the CJV's chop, and a copy shall be submitted to the Examination and Approval Authority for the record. The General Manager shall maintain a file of all capital verification reports and copies of all investment certificates that have been issued to the Parties.

     (2) The Participation Ratio of the Parties during Phase I shall be 30% for Party A and 70% for Party B.

     The Parties agree that if any of the following conditions have not been satisfied or waived by Party B within the first to occur of (A) three (3) months from issuance of the Business License or (B) five (5) months from the date on which this Contract is signed by the Parties, or within any extended period of time as the Parties may agree in writing, then Party B shall have the right to terminate this Contract by written notice to Party
     A:

          issuance or transfer to the CJV of all regulatory approvals, registrations, permits, licenses, certificates and rights that Party B reasonably considers to be necessary for the CJV to be able to conduct the various activities within its scope of business shall have been issued or transferred too the CJV;

          Party A will supply the Cooperation Area Licenses and Mineral Data to the CJV in accordance with this Contract.

     Phase 2:

          Both Parties agree that additional capital investment into the CJV may be needed after both Parties have fulfilled their respective capital contribution obligations of Phase 1. Both Parties further agree that any increase in the CJV's registered capital and total amount of investment shall be carried out upon the Board of CJV so decides.

          In the event that one Party proposes the increase of the registered capital and/or total amount of investment of the CJV, it shall notify the other Party and the Board in writing of its proposal and the amount of increase. Both Parties hereby expressly agree that they shall instruct the Directors they have appointed to the Board to vote in favor of the increase as proposed by the proposing Party in a Board meeting convened in accordance with this Contract and that they shall use their best endeavors to assist the CJV in obtaining approval and registration for the said increase by and with the competent governmental authorities.

     (3) If any Party ("Notifying Party") informs the other Party in writing that it will make no contribution or make only a part of its contribution or fails to make the contribution proportionally within three (3) months after receives the notice by the Notifying Party, then:

          (i) the other Party shall have the right but not be obligated to subscribe the contribution share abandoned by the Notifying Party by sending a notice in writing to the Notifying Party and the Board, and then increase its amount of contribution accordingly; and

          (ii) the Participation Ratio enjoyed by the Notifying Party shall be diluted to reflect the actual ratio of capital contribution between both Parties.

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     Approval of Examination and Approval Authority

     Party B may terminate this Contract by a written notice to Party A if the Examination and Approval Authority doesn't approval any capital increase describe in this Article, or the amendments to this Contract have been deemed as unacceptable by Party B and both Parties cannot reach further agreement.

              Article 6   Responsibilities of the Parties, Mutual
                  Representations, Warranties and Undertakings

6.1 In addition to its other obligations under this Contract, Party A shall take the responsibilities with respect to the followings:

     (1) procure on the CJV's behalf and at the expense of the CJV all approvals, permits, licenses, certificates and rights needed for the lawful establishment of the CJV and for the CJV to undertake activities within its scope of business during the term of the CJV;

     (2) assist the CJV in negotiations with county, municipal, provincial and central government departments and other relevant authorities to ensure that the CJV can commence activities within its scope of business in accordance with applicable regulations, and to maintain all the legal rights and interests of Party B under this Contract;

     (3) at the request of the CJV, provide at rates competitive in the vicinity, all office space required for the operations of the CJV and any labor and staff requested by the CJV;

     (4) assist the CJV in applying for all licenses and permits required for the operation of the CJV's business, including renewals of or replacements for the Cooperation Area Licenses;

     (5) assist the CJV in purchasing, leasing or otherwise procuring equipment and machinery, tools, raw materials, office furniture and equipment, vehicles and other materials required for the CJV's production and operations from sources in China;

     (6) assist the CJV in applying for licenses for the import of equipment and machinery, tools, raw materials, office furniture and equipment, vehicles and other materials required for the CJV's production and operations, and in carrying out all import and customs formalities in respect thereto;

     (7) assist the CJV in obtaining all necessary entry visas, work permits, residence permits and other necessary documents for its expatriate personnel;

     (8)  assist the CJV in recruiting skilled managers and technical personnel;

     (9) assist the CJV in obtaining or providing housing for its expatriate personnel, with the cost of such housing to be borne by the CJV;

     (10) assist the CJV to obtain government approvals and registrations necessary to effect any increase in registered capital that is contemplated in accordance with this Contract;

     (11) assist the CJV in applying for and obtaining the most preferential tax treatment and other investment incentives available under the laws and regulations of China and of Tianjin;


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     (12) assist the CJV in obtaining and maintaining a Foreign Exchange
          Registration Certificate and other necessary approvals to utilize the various foreign exchange balancing methods permitted under the applicable laws and regulations of China;

     (13) assist the CJV in opening Renminbi and foreign currency bank accounts; and

     (14) handle other matters entrusted to it by the Board of Directors.

6.2 In addition to its other obligations under this Contract, Party B shall have the following responsibilities:

     (1) provide for and/or introduce to CJV the advanced exploration and mining technologies, techniques and methods;

     (2) assist the CJV in purchasing, leasing or otherwise procuring equipment and machinery, tools, raw materials, office furniture and equipment, vehicles and other materials required for the CJV's production and operation from sources outside of China;

     (3) assist employees of the CJV and members of the Board of Directors in obtaining visas and other necessary travel documents for business travel outside China on behalf of the CJV;

     (4) assist the CJV in recruiting skilled managers and technical personnel; and

     (5)  handle other matters entrusted to it by the Board of Directors.

6.3 Each Party hereby represents and warrants to the other Party that, as of the date hereof and as of the Effective Date:

     (1) such Party is duly organized, validly existing and in good standing under the laws of the place of its establishment or incorporation;

     (2) such Party has carried out all procedures and obtained all approvals required under the laws and regulations to which it is subject, and has the requisite power under such laws and regulations, to enter into this Contract and to perform all of its obligations hereunder;

     (3) such Party has taken all internal actions necessary to authorize it to enter into and perform this Contract and its representative whose signature is affixed hereto is fully authorized to sign this Contract and to bind such Party thereby;

     (4) neither the signature of this Contract nor the performance of its obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any provision of the articles of association or by-laws of such Party, or any law, regulation, rule, authorization or approval of any government agency or body, or of any contract or agreement, to which such Party is a party or subject;

     (5) no lawsuit, arbitration, other legal or administrative proceeding, or governmental investigation is pending against such Party that would affect in any way its ability to enter into or perform this Contract; and

     (6) such Party has disclosed all information in its possession relating to the CJV's establishment or future operations which may have a material adverse effect on such Party's ability to fully perform its obligations hereunder, or which if disclosed to the other Party, would have a material effect on the other Party's willingness to enter into



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          this Contract, and none of the information provided by such Party to the other Party contains any material statements which are false or misleading.

6.4  Party A represent, warrant and undertake to Party B that:

     (1) Party A has been authorized to solely use the Licenses in the Cooperation Area, and Appendix 2 contains a complete and correct description of the Cooperation Area Licenses:

     (2) Party A has not committed, and will not commit, any breach under the Cooperation Area Licenses and enjoys valid and subsisting exploration rights to the areas described in each permit comprising the Cooperation Area Licenses;

     (3) Party A has obtained or will obtain as soon as possible a valid appraisal report, issued by a qualified appraiser of the Cooperation Area Licenses; and it may lawfully transfer to the CJV all of the Cooperation Area Licenses and its Mineral Data in accordance with the provisions of this Contract;

     (4) the Cooperation Area Licenses are not subject to any mortgage, encumbrances, liens or other charges and Party A has good marketable title to the Cooperation Area Licenses;

     (5) Party A hereby grants Party B the priority right to cooperation with Party A over all other exploration or mining projects owned by Party A;

     (6) Party A knows of no actual legal claim by any government department, military unit, organization, company, collective or any other entity or individual that will directly or indirectly subject the CJV's rights under the Cooperation Area Licenses to any conditions or restrictions except those specified in the Cooperation Area Licenses;

     (7) all necessary annual examinations, reports, payments and exploration expenditures have been made and all other requirements to maintain the Cooperation Area Licenses have been fulfilled; and

     (8) all the Mineral Data, information and materials provided to Party B by Party A are true, complete and accurate.

6.5 Each Party shall indemnify the other Party against all losses, expenses and liabilities arising from a breach of any of the foregoing representations, warranties and undertakings.


             Article 7   Exploration Activities and Related Issues

7.1 When the CJV is established. Party A shall provide the CJV with all known relevant materials and information of other exploration rights of Party A as well as all useful geological information and preliminary assessment and recommendations. The CJV shall carry out assessments and selections of the targeted mineral properties and determined the final exploration scope based on the known information and experiences. The exploration technologies and methods shall be discussed and determined by the two Parties. Party B shall be responsible for the capital requirement for the exploration (by the way of contributing to the Company or else). Each of the selected exploration areas shall be tested as a project, and its exploration scope, types of minerals. completion time frame. capital



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     required shall be discussed by the Parties. If Party A owns Exploration
     License in the finalized scope, the Exploration Licenses shall be transferred to the CJV in the manner of transfer discussed and chosen by the Parties;

7.2 Party A shall assist the CJV in obtaining other new Exploration License or Mining License and other necessary procedures. as required by the CJV. If the other new Exploration License or Mining License and other necessary procedures are obtained or completed in the name of Party A, such new Exploration License or Mining License and other procedures should be transferred to the CJV immediately;

7.3 Before an exploration is performed in the selected exploration areas, Party, as a qualified geological institution, shall assist the CJV in obtaining legal permits or licenses and other related legal documents, and prepare exploration reports for relevant Chinese government authorities, if required, after the exploration project is completed;

7.4 CJV shall conduct explorations in the areas under Party A's responsible exploration areas or the additional areas agreed by the Parties, including:
     i) the areas where Party A hold or will hold Exploration License; ii) empty or areas with very low or no exploration activity; and iii) the areas where the Exploration License or Mining License are held by others who are interested in joint exploration;

7.5 For those proven mineral resources or other types of exploration results, Party B shall submit them to the board of directors of the CJV for discussions in accordance with the principle of maximum economic return, determine their depositions, i.e. sales, transfers, joint ventures with third parties, or self development, scales, capacities and methods of the development shall be determined based on the reserves, and Party A shall assist the CJV in obtaining Mining Licenses and other necessary procedures. Prior to any revenues generated by CJV, Party B shall bear all the costs associated with obtaining such Exploration License and Mining License and other necessary procedures (the method to contribute the capitals shall be discussed by the Parties);

7.6 Unless Party A is not qualified, Party A shall have the priority to provide exploration services for CJV at fair market price under the agreement to be signed by Party A and CJV. Party B shall provide related service at the fair market price in accordance with the agreement to be signed by Party Band CJV.

7.7 Both Parties agree that CJV shall conduct an environmental audit (study) before any exploration project starts, and to prepare an environmental analysis report. The Parties agree this audit shall be the basis for assigning liability according to the Environmental Protection Law of China, which states whoever causes environmental damage, is liable for that damage. Neither Party shall be responsible for any costs relating to environmental damage done to the Property before this Contract is signed. If the environmental audit (study) for the exploration project is done by the Parties before CJV's establishment, CJV shall reimburse such cost to the Parties.


                   Article 8   Transfers of Interests in CJV

8.1 The stipulations set forth in this Article 8.1 shall apply to transfers of the Parties' interests in the CJV:

     (1) Each Party shall have a pre-emptive right of purchase with respect to the transfer of all or any part of the other Party's interest in the CJV. A Party (the "Transferor") that wishes to transfer its interest in the CJV shall give the other Party written notice (the "Transfer Notice") setting forth the identity of the intended transferee (the "Intended Transferee"), if known at the time of the Transfer Notice, and the price and other terms and conditions of the transfer. The Transfer Notice shall constitute an irrevocable offer to transfer the interest to the other Party at the price and upon the other terms and conditions set forth therein. The other Party may accept the Transferor's offer to transfer the interest by written notice (the "Acceptance Notice") to the Transferor sent no later than thirty (30) days after receipt of the Transfer Notice. During the thirty-day (30) period, the Transferor shall promptly provide to the other Party such information concerning the Intended Transferee's business and financial condition, if the Intended Transferee is known at the time, as the other Party may reasonably request so as to enable the other Party to decide whether to exercise its pre-emptive right of purchase. If the other Party does not send the Acceptance Notice within the thirty-day (30) period, the Transferor may transfer the interest to the Intended Transferee identified in the Transfer Notice for a price no less than the price set forth in the Transfer Notice and upon other terms and conditions no more favourable to the Intended Transferee than those set forth in the Transfer Notice. The Transferor shall notify the other Party in writing of the final terms and conditions of the transfer within two (2) days of concluding a transfer contract with the Intended Transferee. If the transfer to the Intended Transferee is not submitted to the Examination and Approval Authority for approval within ninety (90) days from the expiration of the foregoing thirty (30) days period, the Transferor must again comply with the provisions of this clause (1) before transferring its interest in the CJV.

     (2) Each Party may at any time during the Contract Term transfer its interest in the CJV to an Affiliate of the Party. Each Party hereby waives its pre-emptive right of purchase with respect to such transfers by the other Party.

     (3)  A Party transferring its interest in the CJV will:

          (i) ensure that its transferee signs a legally binding document making it a party to this Contract and bound by the terms and conditions of this Contract to the same extent as was the transferring Party; and

          (ii) remain liable for any of its liabilities or obligations existing or incurred hereunder prior to the date of transfer of its interest.

     (4) Each Party hereby consents to any transfer that meets the requirements of this Article 8.1 and further agrees that the Board of Directors shall be deemed to have consented unanimously to such a transfer. Each Party agrees promptly to take all actions and to sign all documents, and to cause its appointees on the Board of Directors promptly to take all actions and sign all documents that are legally required to effect the transfer. The transfer shall be submitted to the Examination and Approval Authority for approval and, following receipt of such approval, the CJV shall carry out procedures for the amendment of registration with the competent administration for industry and commerce.

     (5) Any transfer of the CJV's Exploration Licenses and Mining Licenses, or such permits or licenses which will be owned by the CJV, to any other entity other than an Affiliate of the Parties A or B by the CJV shall require the written consent by both Parties A and B.

8.2 The CJV may, after the end of Phase I, obtain loans in China or abroad to resolve the difference between the total investment and the registered capital and meet the investment requirements. Party A will assist the CJV in applying for loans from lenders in China on competitive terms and conditions, and Party B will assist the CJV in applying for loans from lenders outside China on competitive terms and conditions. If any lender requires a loan guarantee, the Parties shall consult to determine whether and on what terms they are willing to provide such guarantees. If the CJV is intended to obtain loans outside of China, the Parties must reach agreements in writing and resolved by the Board of the CJV.

8.3 No Party shall mortgage, pledge or otherwise encumber its interest in the CJV without the prior written consent of the other Party.

8.4 Except as otherwise expressly provided in this Contract, the CJV shall not assume any liabilities or other obligations of Party A or Party B.


                        Article 9   Sales of CJV Products

9.1 The CJV may sell Minerals and related Products extracted from the Cooperation Area in accordance with the relevant laws and regulations of China.

9.2 The pricing of Minerals and related Products sold by the CJV shall be determined by the General Manager 'in accordance with the relevant laws and regulations of China and pricing policies set by the Board of Directors.


                 Article 10   Board of Directors and Supervisor

10.1 The Board of Directors shall be the highest authority of the CJV and shall decide all matters of major importance to the CJV. The date of issuance of the Business License shall be the date of establishment of the Board of Directors.

10.2 The Board of Directors shall comprise five (5) directors, two (2) of whom shall be appointed by Party A and three (3) of whom shall be appointed by Party B.

10.3 Each director shall be appointed for a term of three (3) years, provided that the Party which has appointed a director may at any time remove that director and appoint a replacement at any time. A director may serve consecutive terms if reappointed by the Party that originally appointed him. If a seat on the Board of Directors is vacated by the retirement, resignation, removal, disability or death of a director, the Party that originally appointed such director shall appoint a successor to serve out such director's term.

10.4 Party B shall designate a director to serve as the Chairman of the Board. Party A shall designate a director to serve as the Vice-Chairman of the Board.

10.5 The Chairman of the Board is the legal representative person of the CJV. Whenever the Chairman of the Board is unable to perform his responsibilities for any reason, the Chairman shall appoint the Vice-Chairman of the Board to perform such responsibilities or if the Vice-Chairman is unable to perform such responsibilities for any reason, the Chairman shall appoint another director to perform such responsibilities.

10.6 To appoint or remove a director, or to designate or change the Chairman or Vice-Chairman, a Party shall notify the other Party in writing. Appointments and removals of directors, and designations and changes of the

     Chairman or Vice-Chairman, shall become effective upon receipt of such notice by the other Party. Appointments, removals, designations and changes in designation shall be filed with the Examination and Approval Authority and registered with the competent administration for industry and commerce to the extent required by law.

10.7 The CJV shall indemnify each director against all claims and liabilities incurred by reason of his being a director of the CJV, provided that the claim or liability does not result from intentional misconduct or gross negligence or a violation of criminal laws by the director.

10.8 The first meeting of the Board of Directors shall be held within one (1) month from the date of issuance of the Business License, unless the Parties agree otherwise. Thereafter, the Board of Directors shall hold at least one
     (1) regular meeting in each calendar year. Upon the written request of two
     (2) or more of the directors of the CJV specifying the matters to be discussed, the Chairman of the Board shall within thirty (30) days of receipt thereof convene an interim meeting of the Board of Directors.

10.9 The Chairman of the Board shall give written notice, including the time and place of the meeting and the agenda, to each of the directors at least fifteen (15) days prior to any meeting of the Board. A Board meeting held without proper notice having been given to any director shall be invalid unless such director, either before or after the meeting, delivers a written waiver of notice to the Chairman and Vice-Chairman. Meetings shall be held at the registered address of the CJV or such other address in China or abroad as may be agreed by the Chairman of the Board and Vice-Chairman of the Board. The Chairman of the Board shall set the agenda for Board meetings after consultation with the Vice-Chairman of the Board and shall be responsible for convening and presiding over such meetings.

10.10 Four directors, present in person or by proxy shall constitute a quorum for all meetings of the Board of Directors. If at any properly convened meeting, no quorum is constituted because less than 4 directors are present in person or by proxy, then the Chairman or Vice-Chairman of the Board may call another meeting with twenty (20) days' notice to each director. If a director or his proxy fails to attend that other meeting, that director shall be deemed to have attended such meeting for the purposes of quorum.

10.11 If a director is unable to attend Board of Directors' meetings or to carry out his other functions as director, he may issue a proxy and entrust a representative to attend meetings or carry out his other functions on his behalf. The representative so entrusted shall have the same rights and powers as the director who entrusted him. One person may represent more than one director by proxy.

10.12 The Board of Directors will cause complete and accurate minutes in both Chinese and English to be kept of all Board meetings. Whenever possible, the text of Board resolutions shall be prepared in Chinese and English for signature at the meeting by those directors voting in favour of the resolution. Draft minutes of Board meetings shall be distributed to all the directors within thirty (30) days from the date of the meeting. Any director who wishes to propose an amendment or addition shall submit the same in writing to the Chairman and the Vice-Chairman within thirty (30) days after receipt of the draft minutes. No amendments or additions shall be proposed to written resolutions signed at a meeting. The Chairman and Yice-Chairman shall complete the final minutes and distribute them to each director and each Party not later than ninety (90) days after the meeting.

If the Chairman and Vice-Chairman cannot agree on any part of the text of the minutes, the text at issue shall be placed on the agenda of the next Board meeting and they shall complete, sign and distribute the rest of the final minutes as stipulated above. The CJV shall maintain a file of all Board meeting minutes and make the same freely available to the Parties and their authorized representatives.

10.13 The adoption of resolutions concerning the following matters shall require the unanimous assent of all the directors who are present in person or by proxy at a duly convened meeting of the Board of Directors:

     (1)  amendments to the Articles of Association of the CJV;

     (2)  increase or reduction in the registered capital of the CJV;

     (3)  dissolution of the CJV;

     (4)  mortgage or pledge of assets of the CJV; or

     (5)  merger, division or change in the form of organization of the CJV.

10.14 The adoption of all other resolutions shall require the consent of a simple majority of the directors who are present in person or by proxy at a duly convened meeting of the Board of Directors.

10.15 The Board of Directors may adopt any resolution without a meeting if all of the directors then holding office sign the resolution in written form. Such written resolutions shall be filed with the minutes of Board meetings and shall have the same force and effect as a unanimous resolution adopted at a meeting of the Board.

10.16 Meetings of the Board of Directors may also be held by telephone or video conference during which the Directors present are able to hear and speak to each other.

10.17 Directors shall serve without any remuneration. Costs and expenses incurred by a director in the performance of his duties as director and regarding his attendance at board meetings (including but not limited to travel expenses) shall be reimbursed by the CJV.

10.18 The CJV will have one supervisor in accordance with related legal requirements. The supervisor shall perform his duties in accordance with laws.

                      Article 11   Management Organization

11.1 The CJV's management organization shall be under the leadership of a General Manager, who shall report directly to the Board of Directors.

11.2 The General Manager shall be nominated by Party B and be subject to appointment by the Board of Directors. The Deputy General Manager should be nominated by Party A and be subject to appointment by the Board of Directors. The CFO should be nominated by Party B and be subject to the appointment by the Board of Directors. The other management personnel, if any, shall also be appointed by the Board of Directors. All replacements for any of the Management Personnel, whether by reason of the retirement, resignation, disability or death of a manager or of the removal of a manager by the Board of Directors or by the Party which nominated him, shall be nominated and subject to appointment in the same manner as the original appointee, unless otherwise specified in this Contract.

11.3 It is necessary that the General Manager, the Deputy General Manager and all other Management Personnel shall perform their duties on a full-time basis and they shall not be allowed to concurrently serve as a manager or other employee of any other company or enterprise, or serve as a director of or consultant to, or hold any interest in, any company or enterprise that competes with the CJV, unless the Board of Directors requires otherwise.

11.4 The CJV's basic departmental structure, including the creation of management personnel positions other than those specified in this Contract, shall be approved by the Board of Directors based on proposals formulated by the General Manager. The details of the CJV's organizational structure and the creation of employment positions other than Management Personnel positions shall be determined by the General Manager.


                       Article 12   Conduct of Operations

12.1 Except as otherwise provided in this Contract, all operations of the CJV, including all services provided by the General Manager and the Deputy General Manager shall be conducted and expenses shall be incurred only in accordance with Programs and Budgets approved by the Board of Directors in accordance with this Contract.

12.2 Within twenty (20) days of the Effective Date and thereafter on or before December 1 each year thereafter, the General Manager shall prepare and submit to the Board of Directors a proposed Program and Budget for operations for the ensuing Budget Period.

12.3 Within twenty (20) days after submission to the Board of Directors of a proposed Program and Budget, the Board of Directors shall hold a meeting at which the directors shall, by resolution passed in accordance with this
     Contract:

     (1) approve the proposed Program and Budget, or a modified form of the proposed Program and Budget; or

     (2)  reject the proposed Program and Budget.

12.4 If the Board of Directors fails, for any reason, to approve a Program and Budget by March 1 of a year, the General Manager shall be deemed to be authorized to continue operations at levels of expenditure comparable with the last approved Program and Budget unless the Board of Directors otherwise directs, and the last approved Program and Budget shall be deemed extended at the same expenditure levels.

12.5 The General Manager shall by the twentieth (20th) day of each calendar quarter, or such shorter period of time as may be designated by the Board of Directors, submit to each Party a funding notice setting out the contributions of registered capital required to be paid into the CJV by the Parties during the calendar quarter in order to fund the approved Programs and Budgets then in effect.

12.6 The General Manager shall promptly notify the Board of Directors of any actual or anticipated material departure from an approved Program and Budget The General Manager shall not exceed an approved Budget by more than 10% unless expressly authorized by the Board of Directors.

12.7 Notwithstanding any other provision of this Contract or of the Articles of Association, in case of emergency, the General Manager may take reasonable action he deems necessary to protect life or property, to protect the assets of the CJV or to comply with law or government regulation. The General Manager shall promptly notify the Board of Directors of any emergency expenditure.

12.8 At any time the General Manager may propose the amendment of an approved Program and Budget, in which event the procedure specified in Article 12.3 shall apply.


     Article 13   Purchase' and Supply of Materials, Equipment and Services

13.1 The CJV may purchase equipment and machinery, tools, raw materials, vehicles, spare parts and supplies, and may obtain technology and services, required for the CJV's operations from sources within and outside China.

13.2 During Phase I, Party A has the right to provide to the CJV exploration services within the Cooperation Area, including the provision of technical services such as geologists, geophysicists, geochemists and engineers, provided that the services to be performed by Party A is competitive with similar services supplied by other contractors and Party A has the capability and does fulfill the terms and conditions specified in such service contracts. The CJV shall also give Party B the right to provide certain services, including the provision of project management and foreign technical expertise, such as geologists, geophysicists, geochemists and engineers, services to be provided at a rate competitive with similar services provided by independent contractor.

13.3 Any party that performs services shall be compensated for its services and reimbursed for its costs hereunder. Compensation for services provided by contractors shall be approved by the Board of Directors of the CJV.


                         Article 14   Labour Management

14.1 Matters relating to the recruitment, employment, dismissal, resignation, wages and welfare of the staff and workers of the CJV shall be handled in accordance with the "Labour Law of the People's Republic of China" and related or relevant laws and regulations in China (hereinafter collectively referred to as the "Labour Laws"). The CJV's labour rules and policies shall be approved by the Board of Directors, and the implementation thereof shall be handled by the General Manager or under the General Manager's supervision.

14.2 The CJV's employees, other than the Management Personnel, shall be employed by the CJV in accordance with the terms of an individual labour contract. Management Personnel shall be employed by the CJV in accordance with the terms of individual employment contracts approved by the Board of Directors. The Board of Directors shall decide the compensation scheme of the Management Personnel of the CJV. Party B shall have the right to decide the compensation scheme for the employees and workers other than above Management Personnel.

14.3 Subject to applicable provisions of the Labour Laws, the general level of salary and benefits of both expatriate and Chinese personnel shall be commensurate with that of Chinese personnel in comparable positions in foreign invested enterprises in equivalent parts of China. Any modification will be upon Board of Directors' approval.

14.4 Employees will be selected according to their professional qualifications, individual characteristics and working experience. The specific number and qualifications of the employees shall be recommended by the General Manager in accordance with the operating needs of the CJV for determination by the Board of Directors. 14.5 The CJV shall conform to rules and regulations of the government of China concerning labour protection and ensure safe and civilized production. Labour insurance for employees of the CJV shall be handled in accordance with the Labour Laws.

14.6 The CJV's employees shall have the right to establish a labour union in accordance with the Labour Laws.


     Article 15   Financial Affairs and Accounting; Distribution of Profits

15.1 The CFO of the CJV shall be responsible for the financial management of the CJV. The CFO shall be nominated by Party B and appointed by the Board of Directors.

15.2 The CFO shall prepare the CJV's accounting system and procedures in accordance with relevant PRC laws and regulations in China, and submit the same to the Board of Directors for adoption. The accounting system and procedures shall be filed with the department in charge of the CJV and with the relevant local department of finance and the tax authorities for the record.

15.3 The CJV shall adopt Renminbi (RMB) as its bookkeeping base currency, but shall also adopt United States Dollars (USD), or with the consent of Party A and Party B other foreign currencies, as a supplementary bookkeeping currency.

15.4 All accounting records, vouchers, books and statements of the CJV must be made and kept in Chinese. All financial statements and reports of the CJV shall be made in accordance with Chinese and international accounting standards and kept in Chinese and English.

15.5 Translations between foreign currency and RMB shall be made using the median rate for buying and selling for such currency announced by the People's Bank of China on the date of actual receipt or payment by the CJV.

15.6 The CJV shall adopt the calendar year as its fiscal year. The CJV's first fiscal year shall commence on the date that the CJV receives a business license and shall end on the immediately succeeding December 31.

15.7 The Parties shall have full and equal access to the CJV's accounts, which shall be kept at the legal address of the CJV. The CJV shall furnish to the Parties unaudited financial reports available on a monthly and quarterly basis in both Chinese and English so that they may continuously be informed about the CJV's financial performance. In addition, each Party, at its own expense and upon advance notice to the CJV, may appoint an accountant registered in China or abroad to audit the accounts of the CJV on behalf of such Party. The CJV shall permit such accountant to examine all of its accounting and financial records and other documents, provided that the auditor agrees to maintain the confidentiality of such documents.

15.8 The CJV shall engage a qualified international accounting firm independent of any Party and registered in China to audit its accounts and its annual financial statements and report. Drafts of the audited financial statements and report shall be provided to each Party and to the Board of Directors for review within forty-five' (45) days after the end of each fiscal year, and the final audited financial statements and report shall be completed not later than seventy-five (75) days after the end of each fiscal year or by such other date as declared by the Board of Directors.

15.9 The CJV shall separately open USD foreign exchange accounts and RMB accounts at banks within China authorized to conduct foreign exchange operations. The CJV, in accordance with the applicable laws of China, may also open foreign exchange bank accounts outside China.

15.10 After the CJV has paid income taxes and made up any losses incurred in previous years the Board of Directors shall determine the annual allocations to the Three Funds from the after-tax net profits.

15.11 The CJV shall distribute profits to the Parties as follows:

     (1) Within four (4) months from the end of each fiscal year, the Board of Directors shall decide the amount of profits available for distribution from the after-tax profits of the CJV, after making an allocation to the Three Funds and determining the amount to be retained for production and operations. The profits available for distribution shall be distributed to the Parties in proportion to their respective Participation Ratios at the time. Unless otherwise decided by the Board of Directors, the CJV shall distribute to the Parties no less than seventy-five percent (75%) of its after-tax profits.

     (2) Losses from previous years must be made up before any profits from the current year are distributed to the Parties. Profits retained by the CJV in previous years may be distributed together with the profits of the current year.

     (3) Subject to the foreign exchange laws of China, Party B shall have a priority right to receive its share of profits from the CJV's foreign exchange, with conversion from RMB to USD made at the median rate for buying and selling announced by the People's Bank of China on the date on which the Board of Directors resolves to distribute profits. If the CJV does not have sufficient foreign exchange available to pay all of Party B's share of profits, the CJV upon Party B's instructions shall promptly convert the remaining amount of RMB profits into foreign currency at a bank or foreign exchange adjustment centre and pay such foreign currency to Party B. If the CJV is unable to effect conversion, then upon instructions from Party B, it must deposit the remaining RMB profits into a separate interest-bearing bank account opened in the name of the CJV, and must hold this RMB and the interest earned thereon in such account pending further instructions from Party
          B. The CJV shall promptly comply with Party B's instructions concerning the disposition of the funds in this bank account, provided that such instructions are not inconsistent with the laws and regulations of China.

15.12 All remittances of profits and other payments out of China to Party B shall be made in USD to a foreign bank account designated by Party B, subject to compliance with the foreign exchange control regulations of China.

                      Article 16   Taxation and Insurance

16.1 The CJV shall pay all taxes and duties required under the national and local laws and regulations of China. The CJV's Chinese and expatriate personnel shall pay individual income tax in accordance with the Individual Income Tax Law of the People's Republic of China or other relevant laws and regulations.

16.2 The CJV will submit an application for confirmation of the CJV as a Technologically Advanced Enterprise pursuant to relevant regulations and, upon receipt of such confirmation, shall register with the local tax authorities for the preferential tax treatment granted to Technologically Advanced Enterprises.

16.3 Throughout the Contract Term, the CJV shall maintain insurance coverage of the types and in the amounts determined by the General Manager and approved by the Board of Directors. The CJV may obtain insurance from insurance companies or organizations inside and outside China, subject to compliance with the laws and regulations of China.


                         Article 17   Confidentiality

17.1 Prior to and during the Contract Term, each Party has disclosed or may disclose to the other Party confidential and proprietary information concerning their respective businesses, financial condition, proprietary technology, research and development and other confidential matters. Furthermore, during the Contract Term, the Parties may obtain such confidential and proprietary information concerning the CJV and the CJV may obtain such confidential and proprietary information concerning the Parties. Except as may be provided in other relevant confidentiality agreements, each of the Parties and the CJV receiving all such information as aforesaid, including Written and unwritten information, (hereinafter referred to as "Confidential Information") shall, during the Contract Term and for one (1) year thereafter:

     (1)  maintain the confidentiality of such Confidential Information; and

     (2) not disclose it to any person or entity, except to their respective employees who need to know such Confidential Information to perform their work responsibilities.

17.2 The provisions of Article 17.1 above shall not apply to Confidential Information that:

     (1) can be proved to have been known by the receiving party by written records made prior to disclosure by the disclosing party;

     (2) is or becomes public knowledge otherwise than through the receiving party's breach of this Contract; or

     (3) was obtained by the receiving party from an Other Entity having no obligation of confidentiality with respect to such Confidential Information.

17.3 If required by either Party, the CJV shall execute a separate agreement in respect of Confidential Information obtained by the CJV from such Party or its Affiliates with provisions similar to those set out in this Article.

17.4 Each Party and the CJV shall formulate rules and regulations to cause its directors, senior staff, and other employees, and those of their Affiliates, also to comply with the confidentiality obligations set forth in this Article 17. All directors, managers and other employees of the CJV shall be required to sign a confidentiality undertaking in a form acceptable to both Parties.

17.5 The provisions of this Article shall not apply to the disclosure of information to any Affiliate, to any public or private lender or financing agency or institution, to any contractors or subcontractors that the Parties may engage, to employees and consultants of the Parties or to any Other Entity to which a Party contemplates the Transfer of all or part of its share of the registered capital of the CJV; provided that in any such case only such information as such person or entity to whom disclosure is made shall have a legitimate business need to know shall be disclosed and such person or entity shall first undertake in writing to protect the confidential nature of such information at least to the same extent as the Parties are obligated to do under this Article 17.

17.6 The provisions of this Article 17 shall also not apply to the disclosure of information to any government, any agency or department thereof or any regulatory authority, to the extent required by law or in response to a legitimate request for such information, provided that the Party being required or requested to make such disclosure shall immediately notify the other Party of such requirement and the terms thereof prior to such disclosure. The other Party shall have the right to object to the government agency or department or regulatory authority concerned to such disclosure and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Parties shall, in their sole discretion, determine.

17.7 Without limiting the foregoing provisions of this Article 17, no Party shall make any public announcement or public disclosure with regard to the CJV that includes Confidential Information without the prior written consent of the other Parties as to the content and timing of such announcement or disclosure, which consent shall not be unreasonably withheld; provided that nothing in this Article 17.7 shall prevent a Party from making such an announcement or disclosure of Confidential Information which is required in the good faith judgment of such Party by applicable law, regulation or stock exchange rule.

17.8 The provisions of this Article 17 shall remain binding upon any natural or legal person who has been a party to this Contract after such person, through an assignment of registered capital, Participation Ratio and corresponding contractual rights and obligations, ceases to be a party to this Contract. In addition, the rights and obligations under this Article 17 shall survive the expiration or earlier termination of this Contract, and shall remain in effect for the periods stated herein, notwithstanding the dissolution of the CJV.


                           Article 18   Contract Term

18.1 The Contract Term shall commence upon the Effective Date and shall extend for a period of thirty (30) years from the date of issuance of the Business License.

18.2 If the Board of Directors of the CJV decides to extend the Term of this Contract then the Parties shall sign such documents, submit such applications to the Examination and Approval Authority and take such other steps as may be necessary to extend the Contract Term for the additional period of time recommended by the Board. The Contract Term may be extended only upon approval of the Examination and Approval Authority. Party A shall use its best efforts to obtain such approval.


                Article 19   Termination, Buyout and Liquidation

19.1 In any of the following circumstances, a Party shall have the right to terminate this Contract by giving thirty (30) days' prior written notice to the other Party:

     (1) the terminating Party has the right pursuant to the provisions of either Article 22.4 or 24.2 to terminate this Contract; or

     (2) If is determined that the activities of the CJV are for any reason no longer commercially viable, the Board of Directors may determine that the CJV should be dissolved.

19.2 Under any of the following circumstances, a Party shall have the right to terminate this Contract with immediate effect by written notice to the other Party:

     (1) the terminating Party has the right pursuant to the provisions of this Contract;

     (2) the other Party transfers all or any part of its share of the CJV's registered capital in violation of the provisions of this Contract;

     (3) the other Party otherwise materially breaches this Contract or materially violates the Articles of Association, and such breach or violation is not cured within sixty (60) days of written notice to the breaching/violating Party;

     (4)  the terminating Party has the right pursuant to the provisions of
          Article 5.5 to terminate this Contract;

     (5) this Contract fails to obtain the approval of the examination and approval authorities, or the transfer of the exploration licenses set forth under the terms and conditions of the agreements to be signed by the Parties fail to obtain the approval of the land and resources administrative authorities; or

     (6) the other Party is declared bankrupt, or is the subject of proceedings for bankruptcy, dissolution or liquidation, or becomes unable to pay its debts as they become due.

19.3 Upon termination of this Contract in accordance with this Article, unless either Party has commenced the buyout procedures set forth in this Contract, the Board of Directors shall be deemed to have unanimously adopted a resolution to dissolve the CJV, and the CJV shall forthwith submit an application for dissolution to the Examination and Approval Authority. Each Party agrees to take all actions and to sign all documents, and to cause its appointees on the Board of Directors to take all actions and to sign all documents that are legally required to effect termination of this Contract and dissolution of the CJV.

19.4 If either Party gives notice to terminate this Contract pursuant to Article
     18.2 due to a breach of this Contract by the other Party, the Party entitled to give such notice (the "Buying Party") shall have the right to purchase the interest of the breaching Party (the "Breaching Party") or, in the case of Party B the right to designate an Other Entity to purchase the interest of the Breaching Party in the CJV in accordance with the following provisions:

     (1) The Buying Party may commence buyout procedures by written notice to the Breaching Party (a "Buyout Notice") at the same time as it sends notice of termination;

     (2) The Parties shall first endeavor to agree upon the value of the CJV through negotiations. If no agreement has been reached within thirty
          (30) days of the Breaching Party's receipt of the Buyout Notice, the value of the CJV shall be determined by arbitration in accordance with this Contract, the Parties agreeing that the arbitrators will make such inquiries, and engage such experts testimony, as shall be necessary to determine the value of the CJV;

     (3) The buyout price shall be equal to (A) the value of the CJV as determined in accordance with clause (2) above, multiplied by (B) the percentage of the Breaching Party's Participation Ratio at the time. The Buying Party may elect to purchase or, in the case of Party B, to designate a purchaser of the Breaching Party's interest in the CJV at the buyout price by written notice to the Breaching Party within thirty (30) days of the determination of the value of the CJV;

     (4) If the Buying Party elects to purchase or, in the case of Party B, also elects to designate a purchaser of the Breaching Party's interest in the CJV, the Parties or Party A and the transferee designated by Party B shall promptly conclude a contract for the transfer of such interest and apply for all government approvals necessary to complete such transfer. If such transfer has not been completed within ninety
          (90) days after receipt of the notice referred to in clause (3), the Buying Party shall have the right (but not the obligation) to terminate the buyout at any time, in which case the application for transfer shall be withdrawn and the CJV and the Parties shall immediately apply to the Examination and Approval Authority to dissolve the CJV.

19.5 Upon expiration of the Contract Term or approval of an application to dissolve the CJV pursuant to this Article 19, or under other circumstances in which this Contract is terminated or the CJV is dissolved, liquidation of the CJV shall be handled in accordance with the relevant laws and regulations of China and with the provisions set forth below (in so far as they do not conflict with such laws and regulations):

     (1) The liquidation committee, which shall report to the Board of Directors, shall be made up of five (5) members, of whom two (2) shall be appointed by Party A and three (3) shall be appointed by Party B.

     (2) In developing and executing the liquidation plan, the liquidation committee shall use every effort to obtain the highest possible price for the CJV's assets and, subject to compliance with Chinese foreign exchange control regulations, to sell such assets for United States Dollars or other freely convertible foreign currencies and then distribute the remaining net assets of the CJV to the Parties in accordance with their respective Participation Ratios;

     (3) If it is necessary to appraise any of the assets to be liquidated, the liquidation committee shall appoint a Sino-Foreign joint venture accounting firm registered in China and independent of either Party to handle this work; and

     (4) The CJV's accounting vouchers, account books, account statements, minutes and resolutions of the Board of Directors and other relevant documents after the conclusion of dissolution of the CJV shall be kept by Party A for not less than ten (10) years after dissolution and Party B, at its own expense, shall have the right to obtain copies of all such documents.

19.6 The provisions of Articles 19.4 and 19.5 shall survive the expiration or early termination of this Contract and shall remain in effect until the conclusion of the buyout procedures under Article 18.4 or the liquidation in Article 18.5.

19.7 After termination of this Contract pursuant to Articles 19.1 or 19.2 each Party shall be entitled to copies of all Mineral Data acquired or developed by the CJV before the effective date of termination but not previously furnished to that Party.

                        Article 20    Breach of Contract

 20.1 If a Party breaches this Contract, it
               shall bear the liabilities arising from such breach. In the event that both Parties breach this Contract, each Party shall bear the liabilities arising from its own breach. Notwithstanding the foregoing, neither Party shall be liable to the other in relation to this Contract for any indirect or consequential loss or damage.


                          Article 21   Non-Competition

21.1 All transactions, contracts, purchases, operations, negotiations with Third Parties, hiring of employees and any other matters or acts undertaken on behalf of the Parties, either Party or the CJV in relation to the CJV or the conduct of Exploration, Development or Mining in the Cooperation Area shall be done, transacted, undertaken or performed in the, name of the CJV and neither Party shall do, transact, perform or undertake anything within the Cooperation Area in its own name or in the name of the other Party or in the joint names of the Parties.

21.2 Subject to this Contract, the Parties shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with operations conducted by the CJV outside the Cooperation Area. However, each Party shall devote such time as may be required to fulfil any obligations assumed by it under this Contract.


                           Article 22   Force Majeure

22.1 "Force Majeure" shall mean all events which were unforeseeable at the time this Contract was signed, the occurrence and consequences of which cannot be avoided or overcome, and which arise after the signature of this Contract and prevent total or partial performance by any Party. Such events shall include earthquakes, typhoons, flood, fire, war, failures of international or domestic transportation, actions of or inactions by governments or public agencies, epidemics, civil disturbances, strikes, denial of access to the Cooperation Area by landowners or others and other events which are accepted as force majeure in general international commercial practice. A Party's lack of funds is not an event of Force Majeure.

22.2 If an event of Force Majeure occurs and affects the performance of a Party's obligations under this Contract, such performance shall be suspended during the period of delay caused by the Force Majeure, and this shall not constitute a breach of contract.

22.3 The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish within fifteen (15) days thereafter sufficient evidence of the occurrence and duration of such Force Majeure.

22.4 In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure. If the occurrence or consequences of Force Majeure results in a major impairment to the functioning of the CJV for a period in excess of six (6) months and the Parties have not found an equitable solution after friendly consultation in accordance with the principle of equity and mutual benefit, then either Party may terminate this Contract, provided that the terminating Party has performed its obligations under this Article.


                       Article 23   Settlement of Disputes

23.1 Any dispute of any kind whatsoever arising out of or in connection with this Contract, or the Articles of Association, including any question in connection with the existence, construction, interpretation, validity, termination of this Contract or of any of the contracts contemplated herein, shall be referred to and finally settled by arbitration in Hong Kong at Hong Kong International Arbitration Centre (HKIAC) in accordance with its arbitration rules in effect at the time of the request for Arbitration.

23.2 The arbitration tribunal shall be composed of three (3) arbitrators. Each Party shall be entitled to appoint one (1) arbitrator and the HKIAC shall appoint the third (the chairman) who shall not be a national of the country of domicile of either of the Parties. The language to be used in any arbitral proceeding shall be English and Chinese.


23.3 Any award made by the arbitral tribunal shall be final and binding on both Parties and the CJV, which award shall exclude any right of appeal to any court which might otherwise have jurisdiction in respect of the manner and in respect of the Parties' or the CJV's directors, employees or agents, and such award shall be enforceable in any country.

23.4 No arbitration of any dispute or difference shall commence unless the Parties have attempted genuinely to settle the matter amicably within a period of ninety (90) days after the date of giving a written notice of arbitration by one Party to the other, which notice shall describe generally the nature of the dispute.

23.5 The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration award.

23.6 When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to fulfill their respective obligations (and shall be entitled to exercise their rights) under this Contract.


                           Article 24   Applicable Law

 24.1 The
               formation, validity, interpretation and performance of this Contract, and any disputes arising under this Contract, shall be governed by the then current laws of China. If there is no published law in China governing a particular matter relating to this Contract, reference shall be made to general international commercial practices.

 24.2 If Party B's economic benefits under
               this Contract are adversely and materially affected by the promulgation of any new laws or regulations of China or the amendment or interpretation of any existing laws, rules or regulations of China after the Effective Date of this Contract, the Parties shall promptly consult with each other and use their best endeavours to implement any adjustments necessary to maintain Party B's economic benefits derived from this Contract on' a basis no less favourable than the economic benefits it would have derived if such laws or regulations had not been promulgated or amended or so interpreted. If it is not possible to implement such adjustments, both parties may terminate this Contract.

24.3 The CJV and the Parties shall be entitled according to the law to enjoy any tax, investment or other preferential treatment that become available to foreign invested enterprises or foreign investors after the signing of this Contract and which are more favourable than those set forth in this Contract. The Parties agree that they or the CJV shall promptly apply, if required by law, to enjoy such preferential treatment.


                      Article 25   Miscellaneous Provisions

25.1 Failure or delay on the part of any Party hereto to exercise a right under this Contract shall not operate as a waiver thereof; nor shall any single or partial exercise of a right preclude any other future exercise thereof.

25.2 Neither this Contract nor any rights and obligations hereunder may be assigned in whole or in part by any Party except in accordance with the provisions of Article 8.

25.3 This Contract is made for the benefit of Party A and Party B and their respective lawful successors and assignees and is legally binding on them. This Contract may not be amended orally, and any amendment hereto must be agreed to in a written instrument signed by Party A and Party B and, where required by law, approved by the Examination and Approval Authority, before taking effect.

25.4 The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract that is not' affected by the invalid provision.

25.5 This Contract is signed in the Chinese language in six (6) originals and in the English language in six (6) originals. Both language versions shall be equally valid. In the event of any discrepancy between the two aforementioned versions, the Chinese version shall prevail.

25.6 Any notice or written communication provided for in this Contract from one Party to the other Party or to the CJV shall be made in writing in Chinese and English and sent by courier service delivered letter or by facsimile with a confirmation copy sent by courier service delivered letter. The date of receipt of a notice or communication hereunder shall be deemed to be seven (7) days after the letter is given to the courier service or one (1) day after sending in the case of a facsimile, provided it is evidenced by a confirmation receipt. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

Party A: In the case of a notice to Party A at: Diying (Tianjin)
Mining Science and Technology Development Co., Ltd.
4, 8th Road, Dazhigu, Hedong District, Tianjin, China Post Code: 300170
Telephone: (8622)2402-3548
Facsimile: (86 22)2402-3488
E-mail: tizwenqin@cgs.gov.cn
Attention: Wenqin Zhang

Party B: In the case of a notice to Party B at:
Empire Gold Corp.
410 Park Avenue, 15th Floor, New York, NY USA 10022
Telephone: (212) 231-8171
Facsimile: (212) 202-4015

E-mail: pini@empiregoldcorp.com
Attention: Pinchas Althaus..

The CJV: In the case of a notice to the CJV at: Empire (Tianjin) Resources Co., Ltd. 4, 8th Road, Dazhigu, Hedong District, Tianjin, China Telephone: (86
     22)2402-3531 Facsimile: (86 22)2402-3488 E-mail: weiguo@empiregoldchina.com
     Attention: Weiguo Lang

25.7 Appendices 1 and 2 are attached hereto, are made an integral part of this Contract and are equally binding with these Articles 1 to 25.

25.8 This Contract constitutes the entire agreement between the Parties with respect to the subject matter of this Contract and supersedes all prior discussions, negotiations and agreements between them with respect to the subject matter of this Contract. In the event of any conflict between the terms and provisions of this Contract and the Articles of Association, the terms and provisions of this Contract shall prevail.

25.9 Time is of the essence in the terms and conditions of this Contract. A Party that fails to comply shall assume responsibility for any adverse consequences.

25.10 If timing causes any matter to occur or expire on a day that is not a Business Day, the first Business Day that follows shall be considered the day of expiry or occurrence.

(Signature Page)


IN WITNESS WHEREOF, each of the Parties hereto has caused this Contract to be executed by their duly authorized representatives on the date first set forth above.



Diying (Tianjin) Mining Science and Technology Development Co., Ltd.

By:  /s/ Haifeng Yu
   -----------------------------------

Name: Haifeng Yu

Title: Chairman

Nationality: Chinese

Date: December 8, 2006


Empire Gold Corp.

By: /s/ Weiguo Lang
   ----------------------------------

Name: Weiguo Lang

Title: President

Nationality: Canadian

Date: December 8, 2006

                     Appendix 1 Map of the Cooperation Area

The "Cooperative Area" would be the exploration licenses areas.



                                 [INSERT MAPS]

 Appendix 2 Initially Recommended Exploration Licenses in the Cooperation Area

1. Cha-gan-nuo-er Exploration License license number: 1502000630052 copy of the license:

2.  Ba-te-ao-bao Exploration License

    license number:  1502000620031

    copy of the license:

3.  Sha-er-tao-le-gai Exploration license with license number license number:  1502000620032

    copy of the license:

4.  A-la-tan-ao-bao Exploration License with license number

    license number:  1502000620034

    copy of the license